Exhibit 12

HARRAH’S ENTERTAINMENT, INC.

COMPUTATION OF RATIOS

(Unaudited)

(In millions, except ratio amounts)

	2006(a)	2005(b)	2004(c)	2003(d)	2002(e)
Return on Revenues-Continuing
Income from continuing operations	$523.9	$316.3	$319.3	$252.7	$268.1
Revenues	9,673.9	7,010.0	4,396.8	3,808.4	3,607.0
Return	5.4%	4.5%	7.3%	6.6%	7.4%

Return on Average Invested Capital—Continuing
Income from continuing operations	$523.9	$316.3	$319.3	$252.7	$268.1
Add: Interest expense after tax	428.6	257.2	170.6	146.0	147.9

	$952.5	$573.5	$489.9	$398.7	$416.0

Average invested capital	$18,932.7	$13,032.6	$5,970.1	$4,895.4	$4,687.4

Return	5.0%	4.4%	8.2%	8.1%	8.9%

Return on Average Invested Capital—Net Income
Net income	$535.8	$236.4	$367.7	$292.6	$235.0
Add: Interest expense after tax	428.6	257.2	170.6	146.0	147.9

	$964.4	$493.6	$538.3	$438.6	$382.9

Average invested capital	$19,126.3	$13,543.5	$6,719.0	$5,780.2	$5,551.2

Return	5.0%	3.6%	8.0%	7.6%	6.9%

Return on Average Equity—Continuing
Income from continuing operations	$523.9	$316.3	$319.3	$252.7	$268.1
Average equity	5,920.3	4,136.5	1,887.8	1,627.8	1,458.9
Return	8.8%	7.6%	16.9%	15.5%	18.4%

Return on Average Equity—Net Income
Net income	$535.8	$236.4	$367.7	$292.6	$235.0
Average equity	5,920.3	4,136.5	1,887.8	1,627.8	1,458.9
Return	9.1%	5.7%	19.5%	18.0%	16.1%

Ratio of Earnings to Fixed Charges (f)
Income from continuing operations	$523.9	$316.3	$319.3	$252.7	$268.1
Add:
Provision for income taxes	295.6	225.9	185.1	151.1	166.9
Interest expense	670.5	479.6	269.3	232.1	237.9
Interest included in rental expense	36.1	29.0	22.5	19.5	23.2
Amortization of capitalized interest	4.0	3.3	0.5	0.6	0.7
(Income)/loss from equity investments	(3.6)	(1.2)	0.9	0.9	(4.4)

Earnings as defined	$1,526.5	$1,052.9	$797.6	$656.9	$692.4

Fixed charges:
Interest expense	$670.5	$479.6	$269.3	$232.1	$237.9
Capitalized interest	24.3	14.1	4.1	2.4	3.6
Interest included in rental expense	36.1	29.0	22.5	19.5	23.2

Total fixed charges	$730.9	$522.7	$295.9	$254.0	$264.7

Ratio of earnings to fixed charges	2.1	2.0	2.7	2.6	2.6

Exhibit 12 (continued)

HARRAH’S ENTERTAINMENT, INC.

COMPUTATION OF RATIOS

(In thousands, except ratio amounts)

(a)	2006 includes $83.3 million in pretax charges for write-downs, reserves and recoveries, $37.0 million in pretax charges related to the review of certain strategic matters by the special committee of our Board of Directors and the integration of Caesars in Harrah’s Entertainment, and $62.0 million in pretax charges for premiums paid for, and write-offs associated with, debt retired before maturity. 2006 also includes the financial results of London Clubs International from the date of our acquisition of a majority ownership interest in November 2006.

(b)	2005 includes $194.7 million in pretax charges for write-downs, reserves and recoveries, $55.0 million in pretax charges related to our acquisition of Caesars Entertainment, Inc., and $3.3 million in pretax charges for premiums paid for, and write-offs associated with, debt retired before maturity. 2005 also includes the financial results of Caesars Entertainment, Inc., from its June 13, 2005, date of acquisition.

(c)	2004 includes $9.6 million in pretax charges for write-downs, reserves and recoveries and $2.3 million in pretax charges related to our pending acquisition of Caesars Entertainment, Inc. 2004 also includes the financial results of Horseshoe Gaming Holding Corp. from its July 1, 2004, date of acquisition.

(d)	2003 includes $10.5 million in pretax charges for write-downs, reserves and recoveries and $19.1 million in pretax charges for premiums paid for, and write-offs associated with, debt retired before maturity.

(e)	2002 includes $11.6 million in pretax charges for write-downs, reserves and recoveries, a $6.1 million pretax charge for our exposure under a letter of credit issued on behalf of National Airlines, Inc., and a charge of $91.2 million, net of tax benefits of $2.8 million, related to a change in accounting principle. 2002 also includes the financial results of Jazz Casino Company LLC from the date of our acquisition of a majority ownership interest on June 7, 2002.

(f)	For purposes of computing this ratio, “earnings” consist of income before income taxes plus fixed charges (excluding capitalized interest) and minority interests (relating to subsidiaries whose fixed charges are included in the computation), excluding equity in undistributed earnings of less-than-50%-owned investments. “Fixed charges” include interest whether expensed or capitalized, amortization of debt expense, discount or premium related to indebtedness and such portion of rental expense that we deem to be representative of interest. As required by the rules which govern the computation of this ratio, both earnings and fixed charges are adjusted where appropriate to include the financial results for the Company’s nonconsolidated majority-owned subsidiaries. As discussed in Note 13 to the Consolidated Financial Statements, the Company has guaranteed certain third-party loans in connection with its casino development activities. The above ratio computation excludes estimated fixed charges associated with these guarantees as follows: 2006, $11.3 million; 2005, $11.8 million; 2004, $6.7 million; 2003, $9.5 million; and 2002, $7.0 million.